Exhibit 14

JOINDER TO

GROUP ADMINISTRATION AGREEMENT

THIS JOINDER TO GROUP ADMINISTRATION AGREEMENT (this “Joinder”) is made and entered into as of the 10th day of April, 2014, by and between Abroms & Associates, P.C., an Alabama professional corporation (the “Group Administrator”), in that capacity and on behalf of the Existing Group Shareholders (as defined below), and the Lauren A. Anderson Irrevocable Trust, a trust formed under the laws of the State of Tennessee (the “New Group Shareholder”). Capitalized terms used herein but not otherwise defined shall have the meaning set forth in that certain Group Administration Agreement dated as of April 9, 2007, as amended (the “Agreement”).

Recitals

A. The Group Shareholders who are currently parties to the Agreement (the “Existing Group Shareholders”) own of record shares of Common Stock, par value $0.01 per share, of Books-A-Million, Inc. (the “Common Stock”);

B. The Group Administrator and the Existing Group Shareholders are parties to the Agreement, whereby the Existing Group Shareholders, desiring to provide for the orderly purchase and disposition of, and various other matters related to, the Common Stock, have appointed the Group Administrator to administer certain transactions and other matters related to the Common Stock that involve the Existing Group Shareholders;

C. The New Group Shareholder presently holds 25,380 shares of Common Stock, which were acquired by the New Group Shareholder on April 10, 2014 from the Charles C. Anderson, Jr. Irrevocable Trust FBO Lauren Artis Anderson (also a Group Shareholder);

D. The Existing Group Shareholders, acting through the Group Administrator, desire to join the New Group Shareholder to the Agreement, in substitution for the Charles C. Anderson, Jr. Irrevocable Trust FBO Lauren Artis Anderson, subject to the New Group Shareholder agreeing to be bound to the terms of the Agreement; and

E. The New Group Shareholder hereby agrees to be bound by the Agreement, subject to the following terms and conditions.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. The New Group Shareholder hereby agrees that, upon the execution of this Joinder, the New Group Shareholder shall become a party to the Agreement, in substitution for the Charles C. Anderson, Jr. Irrevocable Trust FBO Lauren Artis Anderson, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Group Shareholder for all purposes thereof.

2. Amendment to Appendix A. Appendix A attached to the Agreement shall be amended to reflect the joinder of the New Group Shareholder to the Agreement and the number of shares of Common Stock currently owned by the New Group Shareholder and shall be replaced with the amended Appendix A attached hereto as Exhibit A.

3. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by (a) the Group Administrator and its permitted successors and assigns, (b) the Existing Group Shareholders and any permitted successors and assigns of the Existing Group Shareholders and (c) the New Group Shareholder and any permitted successors and assigns of the New Group Shareholder.

4. Counterparts. This Joinder may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without regard to principles of conflicts of law.

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

GROUP ADMINISTRATOR

ABROMS & ASSOCIATES, P.C.

By:	/s/ Martin R. Abroms
Martin R. Abroms
Its:	President

NEW GROUP SHAREHOLDER

Lauren A. Anderson Irrevocable Trust

/s/ Martin R. Abroms
By:	Martin R. Abroms
Its:	Trustee

2

Exhibit A

Amended Appendix A to Group Administration Agreement

APPENDIX A

*	Current shares of BAMM Common Stock owned by each Group Shareholder are as reflected from time to time in the ownership reports filed by the Group Shareholders with the Securities and Exchange Commission (the “SEC”) pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Schedule 13D filed by the Group Shareholders with the SEC pursuant to Rule 13d-1(k)(1) of the Exchange Act, as may be amended from time to time.

Group Shareholder	Address	Shares of BAMM Common Stock Owned
Charles C. Anderson	202 North Court Street Florence, AL 35630	*

Hilda B. Anderson	201 South Court Street, Suite 610 Florence, AL 35630	*

Joel R. Anderson	202 North Court Street Florence, AL 35630	*

Clyde B. Anderson	2801 Highway 280 South, Suite 350 Birmingham, AL 35223	*

Terrence C. Anderson	4511 Helton Drive Florence, AL 35630	*

Harold M. Anderson	3101 Clairmont Road, Suite C Atlanta, GA 30329	*

Charles C. Anderson, Jr.	265 Brookview Town Centre Way, Suite 501 Knoxville, TN 37919	*

Charles C. Anderson, III	4339 Northcrest Road Dallas, TX 75229	*

Hayley Anderson Milam	201 South Court Street, Suite 610 Florence, AL 35630	*

Lauren A. Anderson Irrevocable Trust	201 South Court Street, Suite 610 Florence, AL 35630	*

The Ashley Anderson Trust	201 South Court Street, Suite 610 Florence, AL 35630	*

Olivia Barbour Anderson 1995 Trust	201 South Court Street, Suite 610 Florence, AL 35630	*

Alexandra Ruth Anderson Irrevocable Trust	201 South Court Street, Suite 610 Florence, AL 35630	*

First Anderson Grandchildren’s Trust FBO Charles C. Anderson, III	201 South Court Street, Suite 610 Florence, AL 35630	*

A-1

Group Shareholder	Address	Shares of BAMM Common Stock Owned
First Anderson Grandchildren’s Trust FBO Haley E. Anderson	201 South Court Street, Suite 610 Florence, AL 35630	*

First Anderson Grandchildren’s Trust FBO Lauren A. Anderson	201 South Court Street, Suite 610 Florence, AL 35630	*

Sixth Anderson Grandchildren’s Trust FBO Bentley B. Anderson	201 South Court Street, Suite 610 Florence, AL 35630	*

Fourth Anderson Grandchildren’s Trust FBO Carson C. Anderson	201 South Court Street, Suite 610 Florence, AL 35630	*

Second Anderson Grandchildren’s Trust FBO Alexandra R. Anderson	201 South Court Street, Suite 610 Florence, AL 35630	*

Fifth Anderson Grandchildren’s Trust FBO Harold M. Anderson	201 South Court Street, Suite 610 Florence, AL 35630	*

Third Anderson Grandchildren’s Trust FBO Taylor C. Anderson	201 South Court Street, Suite 610 Florence, AL 35630	*

The Charles C. Anderson Family Foundation	201 South Court Street, Suite 610 Florence, AL 35630	*

The Joel R. Anderson Family Foundation	201 South Court Street, Suite 610 Florence, AL 35630	*

The Clyde and Summer Anderson Foundation (formerly The Clyde B. Anderson Family Foundation)	201 South Court Street, Suite 610 Florence, AL 35630	*

Anderson BAMM Holdings, LLC	201 South Court Street, Suite 610 Florence, AL 35630	*

Kayrita M. Anderson	3101 Clairmont Road, Suite C Atlanta, GA 30329	*

Clyde B. Anderson 2012 GRAT	402 Industrial Lane Birmingham, AL 35211	*

Terry C. Anderson 2012 GRAT	402 Industrial Lane Birmingham, AL 35211	*

Charles C. Anderson 2012 GRAT	402 Industrial Lane Birmingham, AL 35211	*

A-2